Exhibit 99.1

For further information:
Dennis Klaeser, CFO
989-633-7698

Chemical Financial Corporation Announces Retirement of its CEO and President David B. Ramaker
Chairman Gary Torgow and Lead Director Franklin C. Wheatlake
express gratitude to Ramaker for his 28 years of leadership

MIDLAND, Mich., June 21, 2017 -- Chemical Financial Corporation (“Corporation” or “Chemical”) (NASDAQ:CHFC) announces that its Chief Executive Officer and President David B. Ramaker has decided to retire from the Corporation in the third quarter of this year. In a joint statement from Board Chairman Gary Torgow and Lead Director Franklin C. Wheatlake, the Corporation announced that Thomas C. Shafer has been named Vice Chairman of the Corporation and joins the Board of Directors of the Corporation and Chemical Bank. Shafer has also been named President and CEO of Chemical Bank. David T. Provost was named President and CEO of the Corporation and Wheatlake has been appointed as Chairman of the board of directors of Chemical Bank.
Ramaker joined Chemical Bank as a Vice President in 1989, became President and CEO of Chemical Bank in 2001 and was appointed President and CEO of the Corporation in 2002. Wheatlake said, “David Ramaker forged many positive relationships with customers and the community during his tenure as CEO of Chemical Bank and the Corporation. We thank him for his leadership and community involvement and wish him well in his retirement.”
Torgow said, “David Ramaker guided Chemical with strong leadership and helped grow the Corporation into the largest banking company headquartered in Michigan. We are most grateful and wish him the very best.”
In August 2016, Shafer was named Executive Vice President and Director of Regional and Community Banking at Chemical Bank. Previously, he was Chief Operating Officer of Talmer Bancorp, Inc. and President of Talmer Bank and Trust. Shafer previously held numerous executive positions with Citizens Republic Bancorp.
Shafer said, “I am very excited about the challenges and opportunities ahead for Chemical. I have a high regard for all that David Ramaker has accomplished at Chemical and I look forward to building on the success and momentum established under his leadership.”

About Chemical Financial Corporation
Chemical Financial Corporation is the largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through its subsidiary bank, Chemical Bank, with 249 banking offices located primarily in Michigan, northeast Ohio and northern Indiana. At March 31, 2017, the Corporation had total assets of $17.64 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issuers comprising The NASDAQ Global Select Market and the S&P MidCap 400 Index. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbank.com.
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